UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 7, 2003
Date of Report (Date of earliest event reported)

CenterSpan Communications

(Exact Name of Registrant as Specified in Charter)

Oregon

(State or Other Jurisdiction
of Incorporation)

0-25520
(Commission File No.)

93-1040330
(IRS Employer
Identification No.)

7175 NW Evergreen Parkway #400, Hillsboro, Oregon 97124-5839
(Address of principal executive offices, including Zip Code)

(503) 615-3200
(Registrant’s telephone number, including area code)

Item 5.    Other Events

                On April 3, 2003, CenterSpan Communications Corporation received a letter from Nasdaq stating that, based on a review of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s stockholders’ equity was less than the minimum threshold of $10 million required for the continued listing of its Common Stock on The Nasdaq National Market.  In its letter, Nasdaq requested that the Company submit a specific plan to achieve and sustain compliance with all applicable Nasdaq National Market continued listing requirements.  In its response, the Company indicated that it anticipated entering into certain customer contracts within three to four weeks and that it intended to enter into a convertible preferred stock financing.

                On May 7, 2003, the Company received a second letter from Nasdaq stating that the Nasdaq Staff was not satisfied that the plan submitted by the Company evidenced the Company’s ability to achieve and sustain compliance with Nasdaq’s continued listing requirements.  Accordingly, Nasdaq denied the Company’s request for continued listing on The Nasdaq National Market.  The Company has appealed the Nasdaq Staff’s decision to a Listing Qualifications Panel.  The Company cannot predict whether the Panel will approve the Company’s request for continued listing.  If the appeal is denied, the Company will cease trading on The Nasdaq National Market and will become eligible to have its stock quoted on the OTC Bulletin Board.  Delisting will be postponed pending a determination of the appeal by the Panel.

Forward-Looking Statements

                Statements in this Current Report on Form 8-K regarding the Company’s appeal of Nasdaq’s decision to delist the Company’s common stock from the National Market are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those in forward-looking statements, including: changes in the Company’s prospects or business operations; the Company’s ability to secure additional financing; changes in the market price of the Company’s Common Stock; and other risks listed from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and other periodic filings.  The Company does not plan to update any forward-looking statements.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2003	CENTERSPAN COMMUNICATIONS CORPORATION

	By	/s/ FRANK G. HAUSMANN, JR.
Frank G. Hausmann, Jr.
President, Chief Executive Officer, Chairman of the Board and acting Chief Financial Officer